UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
May 14, 2008

ATMEL CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	0-19032	77-0051991

(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2325 Orchard Parkway
San Jose, CA 95131
(Address of principal executive offices, including zip code)
(408) 441-0311
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
SIGNATURES

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers
Amendment of 2005 Stock Plan
     At the annual meeting of stockholders of Atmel Corporation (the “Company”) held on May 14, 2008, the stockholders approved an amendment to the Company’s 2005 Stock Plan (the “2005 Plan”). The amendment to the 2005 Plan:
•	increases the number of shares of Atmel Common Stock reserved for issuance thereunder by 58,000,000 shares;
•	requires that any shares subject to restricted stock, restricted stock units, and stock purchase rights granted on or after May 14, 2008 will be counted against the numerical limits in Section 3 of the 2005 Plan as one and 78/100 (1.78) shares for every one (1) share subject thereto;
•	requires that if shares acquired pursuant to any restricted stock, restricted stock units, and stock purchase rights granted on or after May 14, 2008 are forfeited or repurchased by the Company and would otherwise return to the 2005 Plan pursuant to Section 3 of the 2005 Plan, one and 78/100 (1.78) times the number of shares so forfeited or repurchased will return to the 2005 Plan and will again become available for issuance; and

•	increases the number of shares underlying options, stock purchase rights, stock appreciation rights and restricted stock units that may be granted to any participant in any fiscal year from 1,500,000 to 5,000,000, and increases the number of additional shares underlying options, stock purchase rights, stock appreciation rights and restricted stock units that may be granted in connection with a participant’s initial service with the Company from 1,500,000 to 5,000,000.
Fiscal 2008 Executive Bonus Plan
     On May 14, 2008, the Compensation Committee of the Board of Directors of the Company adopted an executive bonus plan for fiscal year 2008. The executive bonus plan is a cash incentive program designed to motivate participants to achieve the Company’s financial and other performance objectives, and to reward them for their achievements when those objectives are met. All of the Company’s executive officers pursuant to Section 16 of the Securities Exchange Act of 1934, as well as other officers reporting to the Company’s CEO, are eligible to participate in the executive bonus plan. Target bonuses range from 50% to 115% of a participant’s base salary, and the amount of the target bonus actually paid to a participant will be based on the achievement of (i) certain Company performance objectives related to the Company’s annual revenue and non-GAAP operating profit as compared to the Company’s annual operating plan, (ii) certain individual performance objectives approved by the Compensation Committee, and (iii) for some participants, certain business unit objectives tied to the business unit’s annual revenue and non-GAAP operating profit, or certain objectives tied to sales region billings. Achievements of each such factor will be measured independently, and a threshold for each factor must be met for any credit to be given to that factor. Awards will be prorated between threshold and target performance and target and stretch performance. The actual bonuses payable for fiscal year 2008, if any, will vary depending on the extent to which actual performance meets, exceeds or falls short of the goals approved by the Compensation Committee. In addition, the Compensation Committee retains discretion to reduce or increase the bonus that would otherwise be payable based on actual performance. However, no bonuses will be paid under the executive bonus plan if the Company does not achieve an annual non-GAAP operating profit (excluding the impact of stock-based compensation, restructuring and asset impairment changes, certain acquisition-related charges and certain legal and accounting expenses). The aggregate maximum amount of bonuses payable under the executive bonus plan to the Company’s executive officers pursuant to Section 16 of the Securities Exchange Act of 1934 is approximately $4.5 million.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATMEL CORPORATION
Date: May 20, 2008	By:	/s/ PATRICK REUTENS
Patrick Reutens
Vice President, Corporate Secretary and Chief Legal Officer